Exhibit 99.1

Collectors Universe Reports Results for Second Quarter Ended December 31, 2008

Operating Results Include Non-Cash Jewelry Impairment Charge of $7.7 million

NEWPORT BEACH, CA – February 9, 2009 - Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, diamonds and colored gemstones, today announced financial results for its second fiscal quarter and six months ended December 31, 2008. The Company also reported that it had decided to exit the currency grading business and as a result of this decision, the assets and liabilities of its currency business have been classified as held for sale and the related operating results have been classified as discontinued operations.

Overview

Second Fiscal Quarter of 2009.   For the second fiscal quarter of 2009, the Company reported net service revenues of $8.1 million and a loss from continuing operations of $10.8 million, or $1.19 per diluted share.  This compares to net service revenues of $9.0 million and a loss from continuing operations of $1.4 million or $0.15 per diluted share, for the second fiscal quarter of 2008.  Results for the second quarter of fiscal 2009 reflect a non cash impairment charge of $7.7 million or $0.85 per diluted share related to the goodwill and other long-lived assets of the Company’s jewelry businesses.

Six Months Ended December 31, 2008.  For the six months ended December 31 2008, the Company reported net service revenues of $17.6 million and a loss from continuing operations of $12.0 million, or $1.32 per diluted share.  This compares to net revenues of $19.5 million and a loss from continuing operations of $1.4 million, or $0.15 per diluted share, for the same six months of fiscal 2008.  Results for the six months ended December 31, 2008 reflect the non-cash impairment charge of $7.7 million recorded in the second quarter of fiscal 2009.

The income tax expense of $1.2 million in the current second quarter and six months ended December 31, 2008 represents the establishment of a non-cash valuation allowance against deferred tax assets due to uncertainties as to the future realizability of these assets.

Operational and Financial Highlights:

▪
Net service revenues decreased 10% in both the second quarter and the six months over the prior year periods, due to lower demand for our services and in the second quarter reflected lower revenues in all our grading markets, which we believe was attributable to the worsening economic recession and credit crisis in the United States.

▪
Jewelry grading revenues decreased by 25% quarter-over-quarter, which was offset by capacity reductions and lower marketing costs, thereby reducing the operating loss, excluding the impairment charge, for the jewelry segment by approximately $0.3 million for the same comparable period.  Nevertheless, as a result of the economic conditions and the uncertainty in forecasting of the jewelry retail market as it relates to our jewelry businesses, an impairment charge of $7.7 million was recognized in the second quarter.

▪
The Company continued its cost reduction programs which are aimed at returning the Company to consolidated operating profitability by the fourth quarter of fiscal 2009.  As a result of these programs, the Company achieved a $0.4 million reduction in operating expenses, excluding the non-cash impairment charges, in the second fiscal quarter of 2009 as compared to the same fiscal quarter of 2008.

▪	A 10% stock dividend per common share was distributed on November 3, 2008, to stockholders of record as of October 20, 2008.

▪	On January 9, 2009, the Company adopted a limited duration stockholder rights plan for an initial term of one year but the plan may be extended for two additional years if approved by stockholders.

Michael Haynes, Chief Executive Officer, stated, “Although our Coin Collectibles business  recorded lower revenues in large part due to the lower coin trade show revenues, the coin operating profit contribution in the current second quarter was up significantly due to the more normal warranty claims as compared to the second fiscal quarter of the prior year. Notwithstanding the fact that the December quarter is the seasonal low for collectibles, the Collectibles Group reported an operating contribution of approximately $1.04 million.  Our Jewelry Group operating results were adversely impacted by the slumping economy in the second fiscal quarter of 2009, resulting in a reduction of 25% in such revenues when compared to the second fiscal quarter of 2008, while the loss of such revenues was more than offset by the benefits of the reductions in expenses and improvements in efficiency in the Jewelry Group from the second fiscal quarter of 2008 to the second fiscal quarter of 2009.

The non-cash charge to earnings in the second quarter ended December 31, 2008 was the result of a fair value determination, under applicable accounting rules, with respect to the value of the Company’s goodwill and certain assets of its Jewelry Group as of December 31, 2008.   Cash flows were unaffected by the recognition of this fair value analysis and related charge. The Company’s future prospects are unaffected by this impairment charge and the Company’s consolidated financial condition continues to be strong with significant cash balances of more than $19 million and no debt.”

Second Fiscal Quarter 2009 Operating Results

        The 10% decline in net service revenues in the second quarter of the current year compared to the same quarter of the prior year was comprised of a $781,000 or 10.4% decline in grading and authentication fees and a $97,000 or 6.7% decline in related services.  The 10.4% decline in grading and authentication fees comprised decreases of 8% in both our coins and sportcards fees and a 25% decline in our jewelry revenue.  Consistent with the first quarter of fiscal 2009, the reductions in our coin grading fees was attributable to lower trade show and modern submissions partially offset by an increase in our vintage coin grading submissions.

        The services gross profit margin was 44.5% in the current second quarter compared to 44% in the same quarter of last year, when the prior second quarter is adjusted for $822,000 of significant warranty costs that were recognized in that quarter.  While the Company has implemented cost reductions in the first half of the year, the extent of the revenue declines have offset the benefit of such costs reductions.

        Operating expenses before the impairment charge were $5.4 million for the second quarter of fiscal 2009 compared to $5.8 million for the same quarter of last year.  The decrease of $0.4 million was attributable to lower sales and marketing expenses incurred by our jewelry businesses.   Net general and administrative expenses were the about the same quarter on quarter, as a result of costs reductions implemented so far this year being offset by increased rent expense for the colored gemstone business and professional fees.

The resulting operating loss for the second quarter of fiscal 2009, before giving effect to the $7.7 million impairment charge, was $2.0 million as compared to an operating loss of $2.6 million for the same quarter of last year; while the operating losses, inclusive of the impairment, in the current second quarter totaled $9.7 million.

Six months Operating Results

        The 10% decline in net service revenues in the six months ended December 31, 2008, was comprised of a $1,821,000 or 11.1% decline in grading and authentication fees and a $143,000 or 4.5% decline in related services.  The 11.1% decline in grading and authentication fees comprised fee declines of 12% in coins, 6% in sportcards and 10% in jewelry.

        The services gross profit margin of 46.3% in the current six months ended December 31, 2008 compared to 49% in the same six months of last year, when the prior six months is adjusted for $822,000 of significant warranty costs.  The decline in the gross profit margin reflects the decline in revenues.

         Operating expenses for the current six months ended December 31, 2008 before the impairment were $11.2 million compared to $11.9 million for the same six months of last year.  Consistent with the second quarter, the decrease of $0.7 million was attributable to lower sales and marketing expenses incurred by our jewelry businesses.
The resulting operating loss for the current six months ended December 31, 2008 before giving effect to the $7.7 million impairment charge, was $3.3 million, and after giving effect to the impairment was $11.0 million, as compared to an operating loss of $3.1 million in the same six months of the prior year.
Financial Condition

At December 31, 2008, cash and cash equivalents totaled $19.6 million compared with $23.3 million at June 30, 2008.  Net cash usage of $3.7 million for the six months ended December 31, 2008, included cash used in operations of $1.7 million, the payment of cash dividends to stockholders of $2.1 million, payments for the repurchase and retirement of common stock of net $0.3 million, expenditures for capital equipment and software of $1.7 million and net repayments of CFC advances of $2.3 million.  At December 31, 2008, the Company had working capital of $19.7 million and no long-term debt.

Outlook

Haynes continued, “Our core collectibles grading businesses are fundamentally healthy with large market shares and positive cash flows and we are continuing to lower costs and increase efficiencies in those businesses which we believe over time will result in the improvement of margins, profit and cash flows. Our jewelry businesses have been particularly impacted by the current economic conditions and we have responded with significant reductions in capacity and marketing costs. Our balance sheet at December 31, 2008, had more than $19 million in cash and cash equivalents and we have no debt. We are fully committed to properly sizing our capacity, reducing operating costs and organizing our operating divisions to improve our operating results and generate positive cash flow.”

Conference Call and Webcast

        Collectors Universe will host a conference call to discuss results on Tuesday, February 10, 2009 at 4:30 p.m.  Eastern/1:30 p.m. Pacific.  Interested parties may participate in the conference call by dialing 866-250-2351 or 303-242-0015, five to ten minutes prior to the initiation of the call.  A replay of the conference call will be available through February 24, 2009, by dialing 800-405-2236 or 303-590-3000 and entering access code 11126469#.  A live webcast of the conference call will also be available on the Collectors Universe website, www.collectors.com, under Investor Relations: Earnings Conference Calls.  The webcast will be archived for 12 months.

About Collectors Universe

        Collectors Universe, Inc. is a leading provider of value added services to the high-value collectibles and diamond and colored gemstones markets. The Company authenticates and grades collectible coins, sports cards, autographs, stamps, currency, diamonds and colored gemstones.  The Company also compiles and publishes authoritative information about United States and world coins, collectible sports cards and sports memorabilia, collectible stamps, diamonds and colored gemstones. This information is accessible to collectors and dealers at the Company's web site, http://www.collectors.com, and is also published in print.

Cautionary Statements Regarding Forward Looking Information

        This news release contains statements regarding our expectations, beliefs or views about our future financial performance, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

        Due to a number of risks and uncertainties to which our business is subject, our future financial performance may differ, possibly significantly, from our expected financial performance as set forth in the forward looking statements contained in this news release.  Information regarding those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the risks that our strategy to expand into new collectibles and other high value asset markets, such as the diamond and colored gemstone markets, and to offer new services in our existing markets will not be successful in enabling us to improve our profitability or may even cause us to incur significant losses.

         Additional information regarding these risks and information regarding other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2008 which we filed with the Securities and Exchange Commission on September 30, 2008.  Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or in that Annual Report, which speak only as of their respective dates.  We also disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact: Joseph Wallace Chief Financial Officer Collectors Universe 949-567-1245 Email: jwallace@collectors.com

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COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007
Net revenues:
Grading, authentication and related services	$8,103	$8,981	$17,580	$19,544
Product sales	102	811	103	892
	8,205	9,792	17,683	20,436
Cost of revenues:
Grading, authentication and related services	4,501	5,851	9,432	10,856
Product sales	295	788	306	807
	4,796	6,639	9,738	11,663
Gross profit	3,409	3,153	7,945	8,773
Operating expenses:
Selling and marketing expenses	1,298	1,780	2,953	3,708
General and administrative expenses	3,775	3,717	7,657	7,645
Impairment loss	7,695	-	7,695	1
Amortization of intangible assets	334	274	630	533
Total operating expenses	13,102	5,771	18,935	11,887
Operating loss	(9,693)	(2,618)	(10,990)	(3,114)
Interest income, net	75	296	199	740
Other income (expense)	(1)	2	9	3
Loss before income taxes	(9,619)	(2,320)	(10,782)	(2,371)
Provision (benefit) for income taxes	1,210	(925)	1,210	(945)
Loss from continuing operations	(10,829)	(1,395)	(11,992)	(1,426)
Loss from discontinued operations, net of income tax benefit	(95)	(48)	(229)	(127)
Net loss	$(10,924)	$(1,443)	$(12,221)	$(1,553)

Net loss per basic share:
Loss from continuing operations	$(1.19)	$(0.15)	$(1.32)	$(0.15)
Loss from discontinued operations, net of income tax benefit	(0.01)	-	(0.02)	(0.02)
Net loss	$(1.20)	$(0.15)	$(1.34)	$(0.17)

Net loss per diluted share:
Loss from continuing operations	$(1.19)	$(0.15)	$(1.32)	$(0.15)
Loss from discontinued operations, net of income tax benefit	(0.01)	-	(0.02)	(0.02)
Net loss	$(1.20)	$(0.15)	$(1.34)	$(0.17)

Weighted average shares outstanding:
Basic	9,083	9,340	9,116	9,325
Diluted	9,083	9,340	9,116	9,325
Cash dividends declared per common share	$-	$0.25	$0.25	$0.50

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)
	December 31,	June 30,
	2008	2008
ASSETS
Current assets:
Cash and cash equivalents	$19,607	$23,345
Accounts receivable, net of allowance of $95 at December 31, 2008 and $79 at June 30, 2008	1,399	1,389
Refundable income taxes	575	575
Inventories, net	791	961
Prepaid expenses and other current assets	1,221	959
Customer notes receivable, net of allowance of $31 at December 31, 2008 and at June 30, 2008	2,390	2,062
Net deferred income tax asset	496	486
Customer notes receivables held for sale	-	3,579
Receivables from sale of net assets of discontinued operations	92	92
Current assets of discontinued operation held for sale	233	117
Total current assets	26,804	33,565

Property and equipment, net	2,974	4,473
Goodwill	2,626	3,974
Intangible assets, net	3,929	8,386
Net deferred income tax assets	-	909
Customer note receivable, net of current portion	975	-
Note receivable from sale of discontinued operation	92	138
Other assets	392	396
Non-current assets of discontinued operation held for sale	127	177
	$37,919	$52,018
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,488	$1,817
Accrued liabilities	1,636	1,724
Accrued compensation and benefits	1,319	1,423
Income taxes payable	351	368
Deferred revenue	2,066	2,038
Current liabilities of discontinued operation held for sale	244	198
Total current liabilities	7,104	7,568
Deferred rent and other long-term liabilities	770	620
Net deferred income tax liability	305	-
Commitments and contingencies	-	-
Preferred stock, $.001 par value; 5,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $.001 par value; 20,000 shares authorized at December 31, 2008 and 45,000 at June 30, 2008; outstanding 9,187 at December 31, 2008 and 8,361 at June 30, 2008	9	8
Additional paid-in capital	76,217	75,996
Accumulated deficit	(46,486)	(32,174)
Total stockholders' equity	29,740	43,830
	$37,919	$52,018